EXHIBIT 23.2
CONSENT OF INDEPENDENT AUDITORS
     To the Board of Directors Of Spatializer Audio Laboratories, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-27453 and 333-41170) of Spatializer Audio Laboratories, Inc. of our report dated February 24, 2006, related to the consolidated balance sheets of Spatializer Audio Laboratories, Inc. and subsidiaries as of December 31, 2005 and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the annual report on Form 10-K of Spatializer Audio Laboratories, Inc. for the year ended December 31, 2006.
/s/ FARBER HASS HURLEY MCEWEN, LLP
Camarillo, California
March 19, 2007

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